Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements of Ameresco, Inc. and Subsidiaries (“the Company”) on Form S-8 (File Nos. 333-174507 and 333-169100) of our reports dated March 15, 2012, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2011 and 2010 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2011, included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.
Our report dated March 15, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
/s/McGladrey & Pullen, LLP
Boston, Massachusetts
March 15, 2012